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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MANUFACTURER'S SERVICES LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MANUFACTURERS' SERVICES LIMITED
300 BAKER AVENUE
CONCORD, MA 01742

        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 15, 2002

Stockholders of Manufacturers' Services Limited:

        The Annual Meeting of Stockholders of Manufacturers' Services Limited (the "Company") will be held at 300 Baker Avenue, Concord, MA 01742 on Wednesday, May 15, 2002, beginning at 4:30 p.m. (local time), to consider and act upon the following matters:

1.
To elect two Class II directors to serve on the Board of Directors until the 2005 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.
To approve an amendment to the 2000 Equity Incentive Plan, as amended, to increase the number of shares available for issuance under the plan;

3.
To approve an amendment to the 2000 Non-Employee Director Stock Option Plan, as amended, to change the formula options grants specified by the plan and to increase the number of shares available for issuance under the plan;

4.
To approve an amendment to the 2000 Employee Stock Purchase Plan, as amended, to increase the number of shares available for issuance under the plan;

5.
To approve the right of affiliates of Credit Suisse First Boston to convert shares of 5.25% Series A Preferred Stock into Common Stock and to exercise warrants to purchase Common Stock;

6.
To approve the issuance of shares of Common Stock under the terms of the Series A Convertible Preferred Stock to satisfy obligations to pay dividends, make payments due upon an optional or mandatory conversion of such preferred stock and to redeem such preferred stock;

7.
To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company for the year ending December 31, 2002; and

8.
To transact such other business as may properly come before the meeting or any adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders of record at the close of business on March 18, 2002, are entitled to notice of and to vote at the meeting and any adjournment thereof.

        You are cordially invited to attend the meeting. Regardless of whether you plan to attend the meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

                      By order of the Board of Directors,
                      Alan R. Cormier
                      Secretary

Concord, Massachusetts
April 8, 2002

MANUFACTURERS' SERVICES LIMITED
300 BAKER AVENUE
CONCORD, MA 01742
(978) 287-5630

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 15, 2002

General Information

        This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of Manufacturers' Services Limited ("Company") for use at the Annual Meeting of Stockholders of the Company to be held at 300 Baker Avenue, Concord, Massachusetts 01742 on Wednesday, May 15, 2002, beginning at 4:30 p.m. (local time), and any adjournment thereof ("Meeting") for the purposes set forth in this Proxy Statement and the accompanying Notice. The Company's Annual Report, this Proxy Statement, the Notice and the enclosed form of proxy were mailed to stockholders on or about April 8, 2002.

        Proxies.    Proxies in the enclosed form that are properly executed and received by the Company before or at the Meeting will be voted in accordance with the directions set forth therein. If no direction is made, a proxy that is properly signed and received by the Company and which is not revoked will be voted as recommended by the Board of Directors. Proxies may be revoked at any time before they are voted by delivering to the Secretary of the Company a signed notice of revocation, or a later dated, signed proxy, or by attending the Meeting and voting in person by ballot.

        Solicitation of Proxies.    The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. Solicitations of proxies are being made by the Company through the mail and may also be made in person or by telephone. Directors and employees of the Company may be utilized in connection with such solicitations but will not receive additional compensation for such solicitation. The Company also will request brokers and nominees to forward soliciting materials to the beneficial owners of the Common Stock held of record by such persons and will reimburse them for their reasonable forwarding expenses. The Company has also retained Georgeson Shareholder Communications, Inc. ("Georgeson") to assist in the solicitation of proxies. Georgeson will receive a fee of $6,000 plus out-of-pocket expenses, which will be paid by the Company.

        Quorum Requirement.    Stockholders of record at the close of business on March 18, 2002 are entitled to notice of and to vote at the Meeting. As of March 18, 2002, there were 32,441,458 shares of Common Stock, $0.001 par value per share ("Common Stock"), and 830,000 shares of 5.25% Convertible Preferred Stock, $0.001 par value per share ("Preferred Stock"), issued and outstanding which are entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote, and the 830,000 shares of Preferred Stock are entitled to a total of 6,449,106 votes in the aggregate (approximately 7.77 votes per share), on all matters that may properly come before the Meeting. A majority of the shares of Common Stock and Preferred Stock, on an as converted basis, issued and outstanding and entitled to vote at the Meeting will constitute a quorum at the Meeting. Shares of Common Stock and Preferred Stock represented in person or by proxy (including shares that abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Meeting.

        Votes Required.    The affirmative vote of the holders of shares of Common Stock and Preferred Stock, voting together as a single class, representing a plurality of the votes cast at the Meeting is required for the election of directors. The affirmative vote of the holders of shares of Common Stock and Preferred Stock, voting together as a single class, representing a majority of the votes cast at the

Meeting on the matter is required to approve the amendment to the 2000 Equity Incentive Plan, the amendment to the 2000 Non-Employee Director Stock Option Plan, the amendment to the 2000 Employee Stock Purchase Plan, the right of affiliates of Credit Suisse First Boston ("CSFB") to convert the Preferred Stock into Common Stock and exercise warrants held by them for Common Stock, the approval of the issuance of shares of Common Stock under the terms of the Preferred Stock to satisfy obligations to pay dividends, make payments due upon an optional or mandatory conversion of such Preferred Stock and to redeem such Preferred Stock, and the ratification of the appointment of the Company's independent auditors. The holders of the Preferred Stock, including CSFB, have agreed to abstain from voting the shares of Preferred Stock (and any shares of Common Stock issuable upon conversion of the Preferred Stock) on Proposal No. 5 in this Proxy Statement related to the approval of the right of affiliates of CSFB to convert the Preferred Stock into Common Stock and exercise warrants held by them for Common Stock, and Proposal No. 6 in this Proxy Statement related to the approval of the issuance of shares of Common Stock under the terms of the Preferred Stock to satisfy obligations to pay dividends, make payments due upon an optional or mandatory conversion of such Preferred Stock and to redeem such Preferred Stock; CSFB will vote its current 16,064,683 shares of Common Stock in favor of Proposal No. 5 and Proposal No. 6.

        Shares which abstain from voting as to a particular matter will not be counted as votes cast on such matter. Shares held in street name by brokers and nominees who indicate on their proxy that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes cast on such matter. Accordingly, abstentions and "broker non-votes" on a matter that requires the affirmative vote of the holders of shares representing a plurality or a certain percentage of votes cast on the matter, such as the matters presented at the Meeting, have no effect on the voting of such matter.

        The Board of Directors is not aware of any matters that are expected to come before the Meeting other than those referred to in this Proxy Statement. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

BENEFICIAL OWNERSHIP OF VOTING STOCK

        The following table sets forth certain information with respect to the beneficial ownership, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of Common Stock as of February 28, 2002, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, each director and nominee for director of the Company, each executive officer of the Company named in the Summary Compensation Table below and all directors and executive officers of the Company as a group.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares (1)	Percent of Outstanding Common Stock (2)
5% Stockholders
Credit Suisse First Boston (3)	16,231,729	50.06
Paradigm Capital Management, Inc. (4)	2,675,900	8.25
Directors
Robert C. Bradshaw	0	*
George W. Chamillard (5)	23,900	*
Thompson Dean (6)	16,231,729	50.06
John F. Fort, III (8)	34,568	*
Kevin C. Melia (9)	1,029,824	3.18
Dermott O'Flanagan (10)	6,667	*
William J. Weyand (11)	28,068	*
Curtis S. Wozniak (12)	16,334	*
Karl R. Wyss	0	*
Other Named Executives
Rodolfo Archbold (13)	56,805	*
Robert E. Donahue (7)	535,387	1.65
Richard J. Gaynor(14)	18,577	*
Albert A. Notini (15)	88,248	*
All directors and executive officers as a group — 13 persons (16)	18,070,107	55.73

  *
  less than 1% of the issued and outstanding Common Stock.

  (1)
  Each person has sole investment and voting power with respect to the shares indicated as beneficially owned, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. The reported beneficial ownership of at least 5% of the outstanding Common Stock is based upon a Schedule 13 G filed with the Securities and Exchange Commission ("SEC") by such holder, or as otherwise specified by such holder. In accordance with SEC rules, each person listed is deemed to beneficially own any shares issuable upon the exercise of stock options or warrants held by him that are currently exercisable or exercisable within 60 days after February 28, 2002, and all references in the footnotes to options or warrants refer to only such options or warrants.

  (2)
  Number of shares deemed outstanding includes 32,421,986 shares outstanding as of February 28, 2002 plus any shares subject to outstanding stock options or warrants held by the person or entity in question.

  (3)
  The shares of Common Stock in the table represent 16,064,683 shares of Common Stock and warrants for 167,046 shares owned by Credit Suisse First Boston ("CSFB"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute part of the Credit Suisse First Boston business unit (the "CSFB business unit"). On March 14, 2002, the Company sold to CSFB and certain of its affiliates 300,000 shares of Preferred Stock, which are convertible into approximately 2,331,003 shares of Common Stock, and warrants to purchase 582,751 shares of Common Stock. CSFB owns directly a majority of the voting stock, of Credit Suisse First Boston, Inc. ("CSFBI"), a Delaware corporation. The ultimate parent company of CSFB and CSFBI, and the direct owner of the remainder of the voting stock of CSFBI, is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland. CSFBI owns all of the voting stock of Credit Suisse First Boston (USA), Inc.

    ("CSFB-USA"). The Common Stock and warrants in this table are held directly by direct and indirect subsidiaries of CSFB-USA in connection with merchant banking investments, as well as by merchant banking funds advised by subsidiaries of CSFB-USA. CSFB's mailing address is Uetlibergstrasse 231, P.O. Box 900, CH-8070 Zurich, Switzerland.

  (4)
  The shares of Common Stock in the table represent shares of Common Stock owned by Paradigm Capital Management, Inc. ("Paradigm"), a New York corporation. Paradigm has shared voting power in connection with the 2,675,900 shares owned by it. Paradigm's mailing address is Nine Elk Street, Albany, New York 12207.

  (5)
  The shares of Common Stock in the table include 13,900 shares that can be acquired upon the exercise of outstanding options.

  (6)
  This number includes 16,064,683 shares of Common Stock and warrants for 167,046 shares of Common Stock held by Credit Suisse First Boston, of which Mr. Dean is a managing director. On March 14, 2002, the Company sold to CSFB and certain of its affiliates 300,000 shares of Preferred Stock, which are convertible into approximately 2,331,003 shares of Common Stock, and warrants to purchase 582,751 shares of Common Stock. Mr. Dean disclaims beneficial ownership of such warrants and shares.

  (7)
  The shares of Common Stock included in the table include 505,955 shares that can be acquired upon the exercise of outstanding options and 24,468 shares of Common Stock owned by members of Mr. Donahue's immediate family.

  (8)
  The shares of Common Stock in the table include 30,568 shares that can be acquired upon the exercise of outstanding options.

  (9)
  The shares of Common Stock in the table include 442,597 shares that can be acquired upon the exercise of outstanding options and 585,267 shares owned by or in trust for members of Mr. Melia's immediate family.

  (10)
  The shares of Common Stock in the table consist of 6,667 shares that can be acquired upon the exercise of outstanding options.

  (11)
  The shares of Common Stock in the table include 18,068 shares that can be acquired upon the exercise of outstanding options.

  (12)
  The shares of Common Stock in the table include 13,334 shares that can be acquired upon the exercise of outstanding options.

  (13)
  The shares of Common Stock in the table include 46,982 shares that can be acquired upon the exercise of outstanding options.

  (14)
  The shares of Common Stock in the table include 13,926 shares that can be acquired upon the exercise of outstanding options.

  (15)
  The shares of Common Stock in the table include 86,285 shares that can be acquired upon the exercise of outstanding stock options.

  (16)
  The shares of Common Stock in the table include 1,178,282 shares that can be acquired upon the exercise of outstanding stock options by all directors and executive officers as a group.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board of Directors recommends a vote "For" the election of each of the nominees listed below.

        The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class II Directors, whose terms expire at the 2002 Annual Meeting of Stockholders, three Class III Directors, whose terms expire at the 2003 Annual Meeting of Stockholders, and three Class I Directors, whose terms expire at the 2004 Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal).

        Messrs. Wozniak, Chamillard and Fort are currently Class II Directors of the Company. The persons named in the enclosed proxy will vote to elect Messrs. Wozniak and Fort as Class II Directors, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Messrs. Wozniak and Fort are presently serving as directors, have consented to being named in the Proxy Statement as nominees and have indicated their willingness to serve, if elected. If for any reason any nominee should become unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors. Mr. Chamillard has decided not to stand for re-election to the Board of Directors.

        Biographical and certain other information concerning the directors of the Company, including those who are nominees for re-election, is set forth below:

Nominees for Class II Directors (for election for a three-year term expiring at the 2005 Annual Meeting)

John F. Fort, III. Director since November 1998; age 60

        Mr. Fort retired from his position as the Chairman of the Board of Tyco International Ltd. in January 1993. He is currently a director of Tyco International Ltd., Insilco Corporation, Roper Industries and Thermadyne Holdings Corporation.

Curtis S. Wozniak. Director since January 2001; age 46

        Mr. Wozniak has served as Chief Executive Officer of Electroglas, Inc., a supplier of process management tools to the semiconductor industry, since April 1996 and as Chairman of the Board and Chief Executive Officer since 1997. Mr. Wozniak currently serves as a director of Cascade Microtech, Inc.

Class III Directors (holding office for the term expiring at the 2003 Annual Meeting)

Robert C. Bradshaw. Director since January 2002; age 45

        Mr. Bradshaw joined the Company as Chief Executive Officer and President on January 2, 2002, and was elected as a member of the Board of Directors on January 9, 2002. Prior to joining the Company, Mr. Bradshaw served as President of SCI Systems, Inc., an engineering and electronic manufacturing services provider, from November 2000 to December 2001, and from December 1999 through December 2001 he also served as Chief Operating Officer. From June 1998 through December 1999, he served as President—Eastern Region and Corporate Vice President of Solectron Corporation, an electronics manufacturing services company. Prior to this, he served in numerous executive positions with IBM Corporation, an information technology company, from 1978 through 1998.

Thompson Dean. Director since January 1995; age 44

        Mr. Dean has been a director since January 1995. Mr. Dean has been a Managing Director of Credit Suisse First Boston, a global investment banking firm, since January 2001 and was a Managing Director of DLJ Merchant Banking, Inc., a merchant banking firm, from 1991 to 2000. He currently serves as Chairman of the Board of Von Hoffmann Press, Inc., Arcade Holding Corp. and DeCrane Aircraft Holdings, Inc. and as a director of Formica Corp., Insilco Holding Co., Mueller Holdings, (N.A.), Inc., and Charles River Laboratories, Inc.

Kevin C. Melia. Director since January 1994; age 54

        Mr. Melia, a founder of the Company, has been a director and Chairman since 1994. He was Chief Executive Officer of the Company from 1994 until January 2, 2002. From December 1994 to February 1999, he also served as President. Prior to this, he was acting President of Sun Microsystems, Inc., a computer and software company, from 1992 to 1994 and Chief Financial Officer from 1991 to 1994. Mr. Melia currently serves as a director of Iona Technologies Plc, and Horizon Technologies.

Class I Directors (holding office for the term expiring at the 2004 Annual Meeting)

Karl R. Wyss Director since September 1997; age 61

        Mr. Wyss has been Chairman and CEO of Thermadyne Holdings Corporation, a manufacturer of industrial products, since January 1, 2001, and has been a consultant to Credit Suisse First Boston, a global investment banking firm, since January 1, 2001. From 1993 through December 31, 2000, he was a Managing Director and Operating Partner of Credit Suisse First Boston, or its predecessor, DLJ Merchant Banking, Inc., a merchant banking firm. Mr. Wyss is a director of Brand Scaffold Services, Inc., CommVault Systems, Inc., Localiza Rent a Car S.A., Mallory S.A. and Von Hommann Press, Inc.

William J. Weyand. Director since April 2000; age 57

        Mr. Weyand retired as Chairman, President and Chief Executive Officer of Structural Dynamics Research Corporation, a web-based collaborative product development solutions company, when it was acquired by EDS in August 2001. From August through December 2001, he served as a consultant to EDS. Mr. Weyand served as President and Chief Executive Officer of Structural Dynamics Research Corporation since June 1997 and Chairman of the Board since February 1998. Prior to joining Structural Dynamics Research Corporation, Mr. Weyand served as Executive Vice President of Measurex Corporation, a measurement and industrial automation supplier, from January 1995 to April 1997. He currently also serves as a member of the boards of directors of TechSolve, the Arthritis Foundation, and as a member of the Greater Cincinnati Regional Technology Initiative Board. He is also past Chairman of the Paper Industry Management Association.

Dermott O'Flanagan. Director since August 2001; age 50

        Mr. O'Flanagan has been a director since August 2001. Mr. O'Flanagan served as President of Dovatron International, an electronics manufacturing company, from January 1995 to April 2000 and retired as President when it was acquired by Flextronics in April 2000. He serves as a director of I.E.C.E.

        Each director is elected and serves until his successor is duly elected and qualified or until the earlier of his death, resignation or removal. Messrs. Dean, Wyss and Fort were elected pursuant to a stockholders agreement that was originally entered into in connection with an investment in the Company by entities affiliated with Credit Suisse First Boston, formerly Donaldson, Lufkin &

Jenrette, Inc., in January 1995. See "Relationships and Transactions with Related Parties—Stockholders Agreement." There are no family relationships between any of the directors or executive officers.

Board of Directors and Committees of the Board

        The Board of Directors has standing Audit and Compensation Committees, each of which consists entirely of independent, non-employee directors.

        Audit Committee.    The members of the Audit Committee are Messrs. Fort (Chairman), Chamillard and Wozniak. As specified in its charter, the Audit Committee recommends to the Board of Directors the appointment of the Company's independent auditors. The Committee evaluates the performance of the independent auditors, approves the fees to be paid and, if so determined by the Committee, recommends that the Board of Directors replace the independent auditors. Other responsibilities include the review of the engagement of the independent auditors and the review, in consultation with the independent auditors, of the audit results and their proposed opinion letter or audit report and any related management letter. The Audit Committee reviews with management and the independent auditors each of the quarterly and year end financial statements and reviews internal accounting procedures and controls with the Company's financial and accounting staff. The Audit Committee held nine (9) meetings during 2001.

        Compensation Committee.    The members of the Compensation Committee are Messrs. Weyand (Chairman), Fort and, since September 5, 2001, Mr. Dermott O'Flanagan. The Compensation Committee establishes a philosophy governing all executive compensation plans, reviews proposals by management and makes recommendations to the Board concerning compensation, bonuses and benefit plans. The Compensation Committee also grants options under and administers the various option and employee stock purchase plans. The Compensation Committee held eleven (11) meetings during 2001.

        The Board of Directors held seven meetings during 2001. In 2001, each current director attended at least 75% of the meetings of the Board and of the committee(s) of the Board on which he served during the period for which he served.

Director Compensation

        Messrs. Chamillard, Fort, O'Flanagan, Weyand and Wozniak and from January 1, 2002, Mr. Wyss, are paid fees for serving on the Board. Directors are reimbursed for their out-of-pocket expenses incurred in connection with their attendance at the board meetings. Messrs. Chamillard, Fort, Weyand, Wozniak and, pro-rated from August 29, 2001, Mr. O'Flanagan, each received for 2001 an annual retainer of $15,000. Each committee chairman received an additional annual retainer of $2,500. On September 5, 2001, the Compensation Committee, based upon industry compensation data and the recommendation of management, approved an increase in the annual retainer to $32,000 and an increase in the retainer for committee chairmen to $5,000. This fee structure became effective on January 1, 2002. In June 2000, the Board of Directors and the stockholders approved the 2000 Non-Employee Director Stock Option Plan (the "2000 Director Plan") which specifies that each director will be granted options to purchase 20,000 shares upon his or her initial election to the Board and an option for 5,000 shares at each subsequent annual stockholders' meeting. The following options have been granted under this Plan since January 1, 2001. In January 2001, Mr. Wozniak received options to purchase 20,000 shares at an exercise price of $7.38 per share. In May 2001, Messrs. Chamillard, Fort and Weyand received options for 5,000 shares at an exercise price of $7.43 per share. In August 2001, Mr. O'Flanagan received options to purchase 20,000 shares at an exercise price of $5.74 per share. On October 22, 2001, Messrs. Fort, Chamillard and Weyand received discretionary stock options for 9,200 shares at an exercise price of $4.34 per share. Each of these options vest as to 1/3 of the shares on the grant date, and as to 1/3 of the shares on each of the first and second anniversary of the grant date and become fully vested upon a change in control of the Company.

PROPOSAL NO. 2
PROPOSAL TO AMEND THE COMPANY'S 2000 EQUITY INCENTIVE PLAN, AS AMENDED

        The Board of Directors recommends a vote "For" the proposal.

        The 2000 Equity Incentive Plan, as amended (the "2000 Plan"), was adopted by the Board of Directors and stockholders of the Company in January 2000. The number of shares issuable under the 2000 Plan includes: (1) 5,668,750 shares of Common Stock, (2) any shares covered by options issued under the 2000 Plan or under the Second Amended and Restated Non-Qualified Stock Option Plan, as amended, which terminate unexercised, and (3) annual increases on the date of each annual meeting of stockholders, commencing with the May 22, 2001, meeting, equal to 1.0% of the outstanding shares of the Common Stock on that date or such lesser amount as may be determined by the Board of Directors. On February 26, 2002, the Board of Directors approved an amendment to the Plan, subject to stockholder approval, to increase the number of shares of Common Stock available under the 2000 Plan by 2,000,000 shares.

        The purpose of the 2000 Plan is to enable the Company and its Affiliates (as defined in the 2000 Plan) to attract, retain and motivate employees and others who provide services to the Company by providing for or increasing the proprietary interests of such persons in the Company. In the judgement of the Board of Directors, a grant of an award under the 2000 Plan is a valuable incentive to the participants and serves to the ultimate benefit of stockholders by aligning more closely the interests of such individuals with those of stockholders.

        As of February 28, 2002, there were 297,171 shares of Common Stock authorized and available for issuance under the 2000 Plan and not subject to outstanding awards. The Board of Directors believes that the number of shares available under the 2000 Plan (including those to be added automatically at each annual meeting of stockholders) is insufficient to meet the Company's needs for long term incentive compensation in the form of stock options. The Board of Directors has determined that it is desirable and in the best interests of the Company and its stockholders to increase the number of shares available for issuance under the 2000 Plan to maintain and improve the Company's ability to attract and retain key personnel and to serve as an incentive to such personnel to make extra efforts to contribute to the Company's success. The proceeds received by the Company from the exercise of stock options are used for general corporate purposes of the Company.

        As of February 28, 2002 the Company had approximately 4,900 employees, all of whom were eligible to be granted options under the 2000 Plan. The number of individuals receiving options varies from year to year depending on various factors, such as the performance of employees and the Company's hiring needs during the year and thus the Company cannot now determine either future award recipients or the number of shares to be awarded. From the initial adoption of the 2000 Plan through February 28, 2002, options to purchase an aggregate of 400,000 shares had been granted to Kevin C. Melia, Chairman of the Board and until January 2, 2002, Chief Executive Officer of the Company; options to purchase 525,000 shares had been granted to Robert E. Donahue, until December 31, 2001, President, and until February 4, 2002, the Chief Operating Officer of the Company; options to purchase 632,000 shares had been granted to Albert A. Notini, Executive Vice President and Chief Financial Officer of the Company; options to purchase 78,750 shares had been granted to Rodolfo Archbold, the Executive Vice President and Chief Technology Officer of the Company; options to purchase 73,750 shares had been granted to James N. Poor, the Executive Vice President of Human Resources of the Company; options to purchase 77,500 shares had been granted to Richard J. Gaynor, Vice President and Corporate Controller of the Company; options to purchase 1,000,000 shares had been granted to Robert C. Bradshaw, from January 2, 2002, the Chief Executive Officer and President of the Company; options to purchase 450,000 shares had been granted to Santosh Rao, from February 11, 2002, Executive Vice President and Chief Operating Officer; options to purchase an aggregate of 3,237,000 shares had been granted to all current executive officers of the

Company; and options to purchase an aggregate of 3,046,700 shares had been granted to all employees of the Company who are not current executive officers, as a group. The options have an exercise price equal to the New York Stock Exchange closing price on the date before the grant date and vest as to 25% of the shares on the first anniversary of the grant date and as to 1/36 of the remaining shares monthly thereafter.

        On March 15, 2002 the last reported sale price of the Company's Common Stock on the New York Stock Exchange was $5.32 per share.

Summary of 2000 Equity Incentive Plan, As Amended

        The 2000 Plan provides for the grant of incentive stock options to employees (including officers and employee directors) and for the grant of non-statutory stock options to employees, directors and others providing services to the Company. The Board of Directors has appointed the Compensation Committee to administer the 2000 Plan. The Compensation Committee has the power to determine the terms of each option granted, including the exercise price of the option, the times at which each option will vest, the number of shares subject to each option, and the form of consideration payable upon such exercise. In addition, the Board of Directors has the authority to amend, suspend or terminate the 2000 Plan, provided that no such action may affect any shares of Common Stock previously issued and sold or any option previously granted under the 2000 Plan. The maximum number of shares subject to options that can be awarded under the 2000 Plan to any person is one million per calendar year.

        Options granted under the 2000 Plan are generally not transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 2000 Plan must generally be exercised within 3 months after the end of an optionee's status as an employee, director or consultant, or within 12 months after that optionee's death or disability, but in no event later than the expiration of the option term. However, vested but unexercised options will terminate immediately if the optionee violates his or her non-competition agreement.

        The exercise price of all incentive stock options granted under the 2000 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of non-statutory stock options granted under the 2000 Plan is determined by the administrator, but with respect to non-statutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code (the "Code"), the exercise price must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the total combined voting power of all classes of outstanding capital stock, the exercise price of any incentive stock option grant must be at least equal to 110% of the fair market value on the grant date, and the term of such incentive stock option must not exceed five years. The term of all other incentive stock options granted under the 2000 Plan may not exceed ten years.

        The 2000 Plan provides that in the event the Company merges with or into another corporation or sells substantially all of its assets, or at least 40% of the Common Stock is acquired by an independent third party, each outstanding option shall become exercisable in full.

        This summary of the 2000 Plan is qualified in all respects by reference to the full text of the 2000 Plan, copies of which are available upon request to the Secretary of the Company.

Federal Income Tax Consequences

        The following is a summary of the United Stated federal income tax consequences that generally will arise with respect to options granted under the 2000 Plan. This summary is based on the tax in effect as of the date of this Proxy Statement. Changes to these laws could alter the tax consequences described below.

        Incentive Stock Options.    A grantee will not have income upon the grant of an incentive stock option. Also, except as described below, a grantee will not have income upon exercise of an incentive stock option if the grantee has been employed by the Company or its corporate parent or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the grantee exercises the option. If the grantee has not been so employed during that time, then the grantee will be taxed as described below under "Non-statutory Stock Options." The exercise of an incentive stock option may subject the grantee to the alternative minimum tax.

        A grantee will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the grantee sells the stock. If the grantee sells the stock more than two years after the option was granted and more than one year after the option was exercised then all of the profit will be long-term capital gain. If a grantee sells the stock prior to satisfying these waiting periods, then the grantee will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the grantee has held the stock for more than one year and otherwise will be short-term.

        If a grantee sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the grantee held the stock for more than one year and otherwise will be short-term.

        Non-statutory Stock Options.    A grantee will not have income upon the grant of a Non-Statutory Stock Option. A grantee will have compensation income upon the exercise of a Non-Statutory Stock Option equal to the value of the stock on the day the grantee exercised the option less the exercise price. Upon sale of the stock, the grantee will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the grantee has held the stock for more than one year and otherwise will be short-term.

        Tax Consequences to the Company.    There will be no tax consequences to the Company except that it will be entitled to a deduction when a grantee has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

PROPOSAL NO. 3
PROPOSAL TO AMEND THE COMPANY'S 2000 NON-EMPLOYEE DIRECTOR
STOCK OPTION PLAN, AS AMENDED

        The Board of Directors recommends a vote "For" this proposal.

        The 2000 Non-Employee Director Stock Option Plan (the "2000 NED Plan") which provides for the grant of non-statutory options for the purchase of Common Stock to non-employee directors, was approved by the Board of Directors in June 2000 and specifies that a total of 225,000 shares of Common Stock may be issued under the 2000 NED Plan. The purpose of the 2000 NED Plan is to encourage ownership of stock of the Company by the directors, whose continued services are essential to the Company's success. The Board of Directors believes that increasing the number of shares available under the 2000 NED Plan will enhance the ability of the Company to attract and retain qualified directors and will further align the interests of the directors with that of the stockholders. Accordingly, the Board of Directors believes that approval of this proposal is in the best interest of the Company and its Stockholders. Six of the Company's nine directors are eligible for option grants under the 2000 NED Plan.

        The Board of Directors has appointed the Compensation Committee to administer the 2000 NED Plan. The 2000 NED Plan now specifies an automatic option grant of 20,000 shares upon election to the Board and a grant of 5,000 shares for each non-employee independent director annually thereafter on the date of the Annual Meeting of Stockholders.

        On February 26, 2002, the Board of Directors approved, subject to stockholder approval, an increase in the number of shares available for option grants under the 2000 NED Plan by 400,000 shares and a change to the automatic grants specified in the 2000 NED Plan as follows. Under the proposal, each director would receive a grant of 40,000 shares upon his original election and re-election to the Board, and a grant of 10,000 shares for each of the other two years of his term on the date of the Annual Meeting of Stockholders.

        Options granted under the 2000 NED Plan are generally not transferable by the optionee, and each option is exercisable during the lifetime of the optionee. Options granted under the 2000 NED Plan generally vest as to 1/3 of the shares on the grant date, and as to 1/3 of the shares on each of the first and second anniversary of the grant date, and become fully vested upon a change of control of the Company. Options granted under the 2000 NED Plan must generally be exercised within one year after the end of an optionee's status as director or within two years after the optionee's death or disability, but in no event later than the expiration of the option term.

        The exercise price of all non-statutory stock options granted under the 2000 NED Plan must be equal to the fair market value of the Common Stock on the date of grant. The 2000 NED Plan provides that in the event the Company merges with or into another corporation or sells substantially all of its assets, or at least 40% of the Common Stock is acquired by an independent third party, each outstanding option shall become exercisable in full.

        Grants under the 2000 NED Plan since January 2001 are described in Proposal 1 above.

        This summary of the 2000 NED Plan is qualified in all respects by reference to the full text of the 2000 NED Plan, copies of which are available upon request to the Secretary of the Company.

Federal Income Tax Consequences

        The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2000 NED Plan. This summary is based on the tax laws in effect as of the date of this Proxy Statement. Changes to these laws could alter the tax consequences described below.

        Non-statutory Stock Options.    A non-employee director will not have income upon the grant of a non-statutory stock option. A non-employee director will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the non-employee director exercised the option less the exercise price. Upon sale of the stock, the non-employee director will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the non-employee director has held the stock for more than one year and otherwise will be short-term.

        Tax Consequences to the Company.    There will be no tax consequences to the Company except that it will be entitled to a deduction when a non-employee director has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

PROPOSAL NO. 4
PROPOSAL TO AMEND THE COMPANY'S 2000 EMPLOYEE STOCK PURCHSE PLAN, AS AMENDED

        The Board of Directors recommends a vote "For" this proposal.

        On February 26, 2002, the Board of Directors of the Company approved, subject to stockholder approval, an amendment to the 2000 Employee Stock Purchase Plan, as amended (the "Purchase Plan") to increase the number of shares available for issuance under the Purchase Plan by 500,000. There are approximately 115,000 shares remaining in the Purchase Plan. Approval of this amendment would enable the Company to continue to offer shares under the Purchase Plan thereby facilitating the ongoing purchase of Common Stock by employees. This is in the best interests of stockholders because it aligns more closely the interests of participating employees with those of stockholders.

Summary of the Purchase Plan, as amended

        The Purchase Plan provides for the issuance of up to 750,000 shares to Common Stock. Pursuant to the terms of the Purchase Plan, shares will be offered in a series of six-month offerings ("Plan Periods"), commencing on February 1 and August 1 of each year. All employees of the Company, and of those subsidiaries of the Company designated from time to time by the Committee as participating subsidiaries, who are employed by the Company (or such a subsidiary) at least 30 days prior to commencement of a Plan Period are eligible to participate in that offering. As of February 28, 2002, approximately 4,900 employees are eligible to participate.

        The price at which a participating employee may purchase shares of Common Stock in an offering is 85% of the fair market value of the Common Stock on the day a Plan Period commences or on the date that a Plan Period ends, whichever is lower. An employee may elect to have up to 10% of his or her "total compensation" withheld for the purpose of purchasing shares under the Purchase Plan. Unless the participant elects to withdraw during a Plan Period, each participant who continues to be employed by the Company on the date such offering ends is deemed to have exercised the option and purchased on such date such number of shares (subject to the maximum number covered by his option) as may be purchased with the amount of his or her payroll deductions at the offering price. If employees subscribe to purchase more than the number of shares of Common Stock available during any offering, the available shares are allocated on a pro rata basis to subscribing employees. The Board of Directors of the Company may at any time terminate or amend the Purchase Plan.

        This summary of the Purchase Plan is qualified in all respects by reference to the full text of the Purchase Plan, copies of which are available upon request to the Secretary of the Company.

Federal Income Tax Consequences

        The following is a summary the United States federal income tax consequences that will arise with respect to participation in the Purchase Plan and with respect to the sale of Common Stock acquired under the Purchase Plan. This summary is based on the tax laws in effect as of the date of this Proxy Statement. Changes to these laws could alter the tax consequences described below.

        Tax Consequences to Participating Employees.    A participating employee will not have income upon enrolling in the Purchase Plan or upon purchasing stock at the end of an offering.

        A participating employee may have both compensation income and capital gain income if the participating employee sells stock that was acquired under the Purchase Plan at a profit (if sales proceeds exceed the purchase price). The amount of each type of income will depend on when the participating employee sells the stock. If the participating employee sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participating employee purchased the stock, then the participating employee will have compensation income equal to the lesser of:

  •
  15% of the value of the stock on the day the offering commenced; and

  •
  the participating employee's profit.

        Any excess profit will be long-term capital gain.

        If the participating employee sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participating employee will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. If the participating employee's profit exceeds the compensation income, then the excess profit will be capital gain. This capital gain will be long-term if the participating employee has held the stock for more than one year and otherwise will be short-term.

        If the participating employee sells the stock at a loss (if sales proceeds are less than the purchase price), then the loss will be a long-term capital loss. This capital loss will be long-term if the participating employee has held the stock for more than one year and otherwise will be short-term.

        Tax Consequences to the Company.    There will be no tax consequences to the Company except that it will be entitled to a deduction when a participating employee has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

PROPOSAL NO. 5
APPROVAL OF THE RIGHT OF AFFILIATES OF CREDIT SUISSE FIRST BOSTON
TO CONVERT SHARES OF 5.25% SERIES A PREFERRED STOCK INTO COMMON STOCK AND
TO EXERCISE WARRANTS TO PURCHASE COMMON STOCK

        The Board of Directors recommends a vote "For" this proposal.

        On March 14, 2002, the Company sold 830,000 shares of 5.25% Series A Convertible Preferred Stock (the "Preferred Stock") and warrants to purchase 1,612,281 shares of Common Stock of the Company (the "Warrants") to selected investors that were "accredited investors" as defined in Regulation D promulgated under the Securities Act in a private placement exempt from the registration requirements of the Securities Act.

        As part of the private placement, certain investors that are affiliates of Credit Suisse First Boston Corporation (the "CSFB Entities") purchased an aggregate of 300,000 shares of Series A Preferred Stock and Warrants to purchase 582,751 shares of Common Stock. The Preferred Stock has a stated value of $50.00 per share and may be converted, at the holder's option, prior to the scheduled redemption date of March 14, 2007, into shares of the Company's Common Stock at a conversion price of $6.44 per share. In general, the Company may convert some or all of the Preferred Stock prior to the scheduled redemption date if the closing price of the Common Stock exceeds 150% of the conversion price for at least 15 of 20 consecutive trading days. If the Company effects a conversion of the Preferred Stock prior to September 14, 2003, it will make a payment to the holders of Preferred Stock equal to six quarterly dividends on the Preferred Stock less any dividends previously paid. The Warrants are exercisable during the next five years at an initial exercise price of $7.02 per share. In general, the Company may force the exercise of the warrants if the closing price of the Common Stock exceeds 175% of the exercise price for at least 15 of 20 consecutive trading days.

        The terms of the Preferred Stock and the Warrants are complex and only briefly summarized in this Proxy Statement. Stockholders wishing further information concerning the rights, preferences and terms of the Series A Preferred Shares are referred to the full description contained in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2002, and the exhibits to such report.

        Under Rule 312.03(b) of the New York Stock Exchange, the Company must obtain stockholder approval before issuing any securities that are convertible into the Company's Common Stock to a "substantial security holder" of the Company if the number of shares of Common Stock into which the securities may be convertible exceeds one percent of the number of shares of Common Stock outstanding prior to the issuance. CSFB is a substantial security holder as defined in New York Stock Exchange Rule 312.03(b). The CSFB Entities have agreed that, prior to approval by the Company's stockholders, they will not convert the shares of Preferred Stock into Common Stock or exercise the Warrants. If Proposal No. 5 is approved, the Preferred Stock held by the CSFB Entities will be convertible into shares of Common Stock and the Warrants will be exercisable for shares of Common Stock that, in the aggregate, would represent approximately 8.2% of the number of shares of Common Stock that are currently outstanding.

        On February 26, 2002, the Board of Directors of the Company approved the issuance of Preferred Stock and Warrants to the CSFB Entities and voted to recommend that the stockholders of the Company approve the proposal. The members of the Board who were nominated by CSFB recused themselves and did not vote on the proposal. The purchasers of the Preferred Stock, including the CSFB Entities, have agreed to abstain from voting their shares of Preferred Stock on Proposal No. 5; CSFB will vote its current 16,064,683 shares of Common Stock in favor of Proposal No. 5.

        Accordingly, Proposal No. 5, seeks stockholder approval for:

  •
  The ability of the CSFB Entities to convert the Preferred Stock, in whole or in part at any time or from time to time, into Company Common Stock in accordance with the terms of the Preferred Stock; and

  •
  The ability of the CSFB Entities to exercise the Warrants purchased by them in the private placement in whole or in part at any time or from time to time.

PROPOSAL NO. 6
TO APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THE TERMS OF THE SERIES A CONVERTIBLE PREFERRED STOCK TO SATISFY OBLIGATIONS TO PAY DIVIDENDS, TO MAKE PAYMENTS DUE UPON AN OPTIONAL OR MANDATORY CONVERSION OF SUCH PREFERRED STOCK AND TO REDEEM SUCH PREFERRED STOCK.

        The Board of Directors recommends a vote "For" the proposal.

        On March 14, 2002, the Company issued 830,000 shares of 5.25% Series A Convertible Preferred Stock (the "Preferred Stock") and warrants to purchase 1,612,281 shares of Common Stock in a private placement to qualified accredited investors for a purchase price of $41.5 million. Under the terms of the Preferred Stock, the Company has the option to pay dividends, make payments due upon an optional or mandatory conversion of the shares under certain circumstances and redeem the shares at their scheduled redemption date on March 14, 2007, in either cash or Common Stock. If the Company elects to make such payments in Common Stock, the Common Stock will be valued at 95% of the average closing price of Company Common Stock for the ten consecutive days prior to two trading days before the payment date.

        New York Stock Exchange Rule 312.03(c) generally requires stockholder approval for the issuance of securities representing 20% or more of an issuer's outstanding listed securities if they are issued at prices below the market value or book value of the Company's Common Stock. In accordance with New York Stock Exchange Rule 312.03(c) and under the terms of the agreement pursuant to which the Company sold the Preferred Stock, the Company must solicit stockholder approval of the issuance of shares of Common Stock in satisfaction of the payments described above, if the issuance thereof would have otherwise been limited by the rules of the New York Stock Exchange. Upon stockholder approval, there is no limit on the number of shares that could be issued in satisfaction of such payments, and such issuance of shares of Common Stock will no longer be subject to stockholder approval under New York Stock Exchange Rule 312.03(c). If the stockholders do not approve and, therefore, the Company is not able to issue shares representing 20% or more of the number of shares outstanding due to restrictions relating to New York Stock Exchange Rule 312.03, the Company would be required to make such payments in cash to the extent it exceeded such 20% limit.

        To the extent some of these payment obligations are settled in shares of Common Stock rather than cash, a significant number of additional shares of Common Stock may be sold into the market, which could decrease the price of the shares of Common Stock. In that case, the Company could be required to issue an increasingly greater number of shares of Common Stock in satisfaction of future dividend and other obligations of the Preferred Stock that the Company desired to settle in shares of Common Stock, sales of which could further depress the price of Company Common Stock. If the sale of a large number of shares of Common Stock upon the payment of dividends and other obligations in lieu of cash on the Preferred Stock results in a decline in the price of the Common Stock, this event could encourage short sales by the holders or others. Short sales could place further downward pressure on the price of the Common Stock. In addition, the satisfaction of these payments in shares of Common Stock in lieu of cash on the Preferred Stock may result in substantial dilution to the interest of other holders of the Common Stock.

        The purchasers of the Preferred Stock, including the CSFB Entities, have agreed to abstain from voting their shares of Preferred Stock on Proposal No. 6; CSFB will vote its current 16,064,683 shares of Common Stock in favor of Proposal No. 6.

        The terms of the Preferred Stock are complex and only briefly summarized in this Proxy Statement. Stockholders wishing further information concerning the rights, preferences and terms of the Preferred Stock are referred to the full description contained in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2002, and the exhibits to such report.

PROPOSAL NO. 7
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors recommends a vote "For" the ratification of PricewaterhouseCoopers LLP as independent auditors.

        The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent auditors of the Company for the year ending December 31, 2002. PricewaterhouseCoopers LLP has served as independent auditors of the Company since 1994. The stockholders will be asked to ratify the appointment of PricewaterhouseCoopers LLP at the Meeting. Although stockholder approval of the Board of Directors' selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify the selection. If the proposal is not approved by the stockholders at the Meeting, the Board of Directors may reconsider its selection. Representatives of PricewaterhouseCoopers LLP will be present at the Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

        Audit Fees.    PricewaterhouseCoopers LLP billed the Company an aggregate of $625,000 in fees and expenses for professional services rendered in connection with the audit of the Company's financial statements for the fiscal year ended December 31, 2001 and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2001 or the operation of the Company's information systems.

        Financial Information Systems Design and Implementation Fees.    PricewaterhouseCoopers LLP did not bill the Company for any professional services rendered to the Company and its affiliates for the fiscal year ended December 31, 2001.

        All Other Fees.    PricewaterhouseCoopers LLP billed the Company an aggregate of $1,240,000 in fees and expenses during the year ended December 31, 2001, primarily for the following professional services:

    Audit related services—$386,000(a)
    Taxes—$55,000
    Other $798,000(b)

    (a)
    Audit related services include due diligence investigations related to the Company's acquisitions, registration statements and related offerings, accounting advice and other audits, including benefit plans.

    (b)
    Other fees comprise post-deal transition services related to the Company's acquisitions.

EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

        The following table summarizes the compensation paid by the Company for each of the last three fiscal years to its Chief Executive Officer and the Company's four other most highly compensated executive officers during 2001 ("Named Executives").

SUMMARY COMPENSATION TABLE

Long term Compensation
		Annual Compensation(1)				Awards Securities Underlying Options
Name and Principal Position	Fiscal Year						All Other Compensation (2)
		Salary		Bonus
Kevin C. Melia (3) Chairman and Chief Executive Officer	2001 2000 1999	$ $ $	344,615 350,000 350,000	$ $ $	275,943 4,025,124 418,994	275,000 125,000 437,500	$ $ $	10,957 9,629 9,076
Robert E. Donahue President and Chief Operating Officer	2001 2000 1999	$ $ $	320,000 294,230 272,116	$ $ $	234,180 325,553 244,904	275,000 250,000 112,500	$ $ $	11,883 11,883 12,574
Albert A. Notini (4) Executive Vice President and Chief Financial Officer	2001 2000	$ $	275,000 168,269	$ $	169,682 273,971	125,000 232,000	$ $	8,190 392
Rodolfo Archbold Executive Vice President and Chief Technology Officer	2001 2000 1999	$ $ $	187,077 188,077 169,327	$ $ $	45,211 112,273 84,664	25,000 53,750 31,250	$ $ $	4,527 4,057 3,919
Richard J. Gaynor (5) Vice President and Corporate Controller	2001 2000 1999		$194,654		$104,541	77,500		$15,774

(1)
Other compensation in the form of perquisites and other personal benefits has been omitted, in accordance with the rules of the SEC, as the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for each executive officer in each fiscal year covered.

(2)
Represents insurance premiums that the Company paid for term life insurance and long-term disability policies on behalf of the named executive officer.

(3)
2000 bonus includes a special stock bonus of 200,000 shares of Common Stock issued in January 2000 at a value of $18.00 per share.

(4)
2000 bonus includes a signing bonus of $100,000 when Mr. Notini joined the Company in May 2000.

(5)
Mr. Gaynor joined the Company in mid-January 2001. The column "all other compensation" includes $15,213 in relocation expenses.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table provides certain information concerning options to purchase Common Stock of the Company granted during the fiscal year ended December 31, 2001 to each of the Named Executives.

	Individual grants in fiscal 2001					Potential realizable value at assumed annual rates of stock price appreciation for option term (2)
	Number of securities underlying options granted (1)	% of total options granted to employees in 2001
				Fair Market Value per share on date of grant
Name			Exercise price per share		Expiration date	0%	5%	10%
Kevin C. Melia	175,000	5.4%	$8.50	$8.50	1/19/11	$0	$934,500	$2,369,500
	100,000	3.0%	$7.43	$7.43	5/22/11	$0	$467,268	$1,184,150
Robert E. Donahue	125,000	3.8%	$8.50	$8.50	1/19/11	$0	$667,500	$1,692,500
	150,000	4.6%	$7.43	$7.43	5/22/11	$0	$700,500	$1,776,000
Albert A. Notini	125,000	3.8%	$7.43	$7.43	5/22/11	$0	$583,750	$1,480,000
Rodolfo Archbold	25,000	0.7%	$7.43	$7.43	5/22/11	$0	$116,750	$296,000
Richard J. Gaynor	50,000	1.5%	$6.625	$6.625	1/08/11	$0	$186,348	$487,750
	15,000	0.4%	$7.43	$7.43	5/22/11	$0	$70,050	$177,600
	12,500	0.3%	$3.90	$3.90	10/31/11	$0	$30,650	$77,750

(1)
All options granted to the Named Executives were granted under the Company's 2000 Equity Incentive Plan, as amended. The options are generally not transferable by the optionee, are exercisable for a ten-year period from the date of the grant, must generally be exercised within 3 months after the end of the optionee's status as an employee or within twelve (12) months after the optionee's death or disability. Each option vests ratably as to 25% of the shares covered thereby on the first anniversary of the grant date and as to 1/36 of the remaining option monthly thereafter from the 13th to the 48th month after the grant date. All options accelerate and become immediately vested upon a change in control of the Company.

(2)
The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 0%, 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Company's Common Stock, the optionholder's continued employment through the option period and the date on which the options are exercised.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

        The following table provides certain information concerning stock option exercises by the Named Executives during the fiscal year ended December 31, 2001 and options held by the Named Executives as of December 31, 2001.

			Number of securities underlying unexercised options at 12/31/01		Value of unexercised in-the-money options at 12/31/01(2)
	Number of shares acquired on exercise
Name		Value realized(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Kevin C. Melia	0	0	425,632	411,868	$117,187	$234,376
Robert E. Donahue	0	0	262,536	434,045	$288,068	$20,725
Albert A. Notini	0	0	66,202	290,798	0	0
Rodolfo Archbold	1,000	$2,400	40,941	74,109	$20,617	$15,558
Richard J. Gaynor	0	0	6,113	71,387	0	$29,375

(1)
Represents the difference between the option exercise price and the closing price of the Common Stock on the New York Stock Exchange on the date of exercise.

(2)
Represents the difference between the option exercise price and the closing price of the Common Stock on December 31, 2001 of $6.25 per share

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

Employment Agreements

        On January 7, 2002 the Company and Kevin C. Melia entered into an amended Employment Agreement having an initial term of one year. The agreement provides that Mr. Melia will serve as Chairman of the Board at an annual base salary of $350,000, plus a target incentive bonus of 50% of his base salary in accordance with the terms of the Company's Cash Incentive Compensation Plan. The agreement will automatically renew for one year terms unless either party provides the other with written notice not less than 90 days prior to the end of the current one year term that the agreement not be extended. It further specifies that if the Company terminates Mr. Melia's employment for cause, all unexercised stock options, both vested and unvested and any restricted stock held by Mr. Melia will be immediately forfeited. If the Company terminates Mr. Melia's employment without cause or if Mr. Melia terminates his employment for good reason (collectively "Without Cause Termination"), Mr. Melia will receive two times his base salary and two times his target incentive bonus payable in equal installments over the subsequent twelve month period in accordance with the Company's payroll practices. The Company will also reimburse Mr. Melia for costs associated with his health, dental and vision insurance for the twenty-four month period following a Without Cause Termination of employment. Finally, all unvested stock options held by Mr. Melia at the time of such Without Cause Termination, shall become immediately vested and exercisable for a period of twelve months thereafter.

        The agreement also provides that during the twenty-four month period following a termination of his employment, Mr. Melia will not enter into competitive endeavors and will not undertake any commercial activity that is contrary to the Company's best interest or that of the Company's affiliates, including accepting employment or acquiring an interest in any entity (other than up to 5% of any publicly traded company) that competes directly or indirectly with the Company. In addition, the agreement requires Mr. Melia to refrain from soliciting or hiring any of the Company's employees for two years following the termination of his employment.

        The Company has entered into a three-year employment agreement with Robert C. Bradshaw, effective on January 2, 2002, which specifies that he will hold the offices of President and Chief

Executive Officer and will be elected to the Company's Board of Directors. It specifies an annual base salary of $600,000 and a target incentive bonus of 100% of his base salary, which is guaranteed in both 2002 and 2003. The agreement provides for a one-time commencement bonus of $1,500,000 which is repayable in full if there is a termination of his employment by the Company for cause or by Mr. Bradshaw for other than good reason during the initial three-year term ("Initial Term"). Also specified is a relocation payment of $700,000 to defray all of Mr. Bradshaw's relocation expenses, temporary housing and other transition costs. Finally, Mr. Bradshaw was awarded a stock option grant of 1,000,000 shares at an exercise price of $5.00 per share. The stock option has a term of ten years, vests in three equal installments on the first, second and third anniversary of the grant date and will accelerate and become fully exercisable for its term upon a change in control of the Company if Mr. Bradshaw remains with the Company and will be fully exercisable for up to four years thereafter if Mr. Bradshaw terminates his employment with the Company within 30 days after a change in control.

        If Mr. Bradshaw's employment is terminated during the Initial Term by the company other than for cause or by Mr. Bradshaw for good reason including, in either case, after a change in control of the Company, (i) the Company shall continue to pay him his base salary and target bonus in monthly increments for the remainder of the Initial Term, (ii) any stock options shall become fully exercisable for up to four years after such termination, and (iii) the Company shall continue to provide health and welfare benefits to Mr. Bradshaw and his family for the balance of the Initial Term. Finally, the agreement contains a provision which prohibits Mr. Bradshaw from competing with the Company or soliciting any of its employees for the Initial Term and any extension thereof.

        On January 31, 2002, the Company entered into an employment agreement with Mr. Santosh Rao to serve as Executive Vice President and Chief Operating Officer at an annual base salary of $400,000. The agreement specifies Mr. Rao's target incentive bonus at 90% of his base salary with his pro-rata 2002 target incentive bonus guaranteed. Mr. Rao also received a commencement bonus of $400,000, which is repayable to the Company if there is a termination of employment by the Company for cause or by Mr. Rao for other than good reason during the first three years of his employment. Mr. Rao will also be reimbursed for reasonable moving expenses. Finally, Mr. Rao received a stock option grant for 450,000 shares, having an exercise price of $5.50 and vesting as to 25% on the first anniversary of the grant date and as to 1/36 of the remaining shares monthly thereafter.

        The Company entered into an employment agreement with Albert A. Notini as Executive Vice President and Chief Financial Officer effective January 31, 2002. The agreement provides for an annual base salary of $325,000 and a target incentive bonus of 80% of his base salary. The target incentive bonus is guaranteed for fiscal year 2002. Mr. Notini was also granted a stock option for 275,000 shares at an exercise price of $5.05 per share and having a term of ten years. If Mr. Notini's employment is terminated without cause by the Company or for good reason by Mr. Notini, then Mr. Notini will be entitled to salary continuation payments during the twelve-month period following termination equal to the sum of his base salary and target incentive bonus as well as the pro-rata portion of his target incentive bonus up to his termination date for the year in which the termination occurs. The Company will also pay for Mr. Notini's COBRA costs for the twelve-month period following such a termination. Finally in the event of such a termination of employment during the period ending January 31, 2003, Mr. Notini's stock options that are unvested and are scheduled to vest during the twelve-month period following the termination date shall vest as of the termination date and shall be exercisable for six months following termination.

        The Company has also entered into employment letter agreements with Rodolfo Archbold and Richard Gaynor. Both agreements provide that in addition to their base salaries and initial option grants, they will receive an annual bonus based on their personal performance and the Company's financial performance. Mr. Archbold's employment letter agreement provides that if he is terminated for any reason other than cause, death or disability, as defined therein, he will receive the sum of one year's base salary, calculated at the level of his base salary at the time of termination, and an amount equal to his previous year's bonus, provided that the total amount payable shall not exceed two times his base salary for the year of termination. In connection with his employment letter agreement, Mr. Archbold also signed an agreement which prohibits him from competing with the Company or soliciting employees to compete with the Company for one year following his termination.

        Mr. Donahue and the Company entered into an Agreement and General Release that provides that, effective March 29, 2002 ("Effective Date"), the Company will, for a twelve-month period, continue to pay Mr. Donahue his base salary and target bonus in accordance with the Company's payroll practices and procedures. The Company will also pay Mr. Donahue a pro-rata amount of his 2002 bonus on the first payment date following the Effective Date. The Company will also reimburse Mr. Donahue for family health, dental and vision insurance premiums, short and long term disability insurance and certain life insurance premiums from the Effective Date until March 2004.

        Finally, Mr. Donahue's stock options which are scheduled to vest on or before March 29, 2003 have been accelerated to vest on January 1, 2002 and Mr. Donahue will have twelve months from the Effective Date to exercise his vested options.

Change in Control Agreements

        The Company has entered into change in control agreements with certain members of senior management including Kevin Melia, Robert Donahue, Albert Notini, Rodolfo Archbold, James Poor, Richard Gaynor and Santosh Rao.

        The change in control agreements provide that in the event of a termination of an executive's employment for any reason upon change of control, which results in the executive not being offered a management position on comparable terms, the executive will be entitled to receive his or her base salary through the date of termination, together with any pre- and post-termination compensation and benefits payable to the executive under the terms of the Company's compensation and benefit plans. In addition, the agreements provide that any outstanding stock option, restricted stock or other equity awards held by the covered executive will become immediately vested and will remain outstanding for its full term.

        The change in control agreements further provide that in the event of a termination of an executive's employment upon change of control, other than for cause or other stipulated reasons, the Company will be required to pay that executive a lump sum payment in cash equal to 2.5 times the sum of his base salary and target annual bonus for the year in which the covered executive is terminated, in addition to a pro rata portion of the executive's bonus compensation for the fiscal year in which the termination occurs and the benefits discussed above due upon termination of the executive for any reason after a change in control. In addition, the covered executive would be entitled to life, disability, accident and health benefits substantially similar to those provided during the executive's employment, for a period of 18 months, along with a lump sum payment in cash equal to the sum of, any unpaid incentive compensation awarded to the executive for the prior year (and contingent only upon continued employment) and a pro rata portion of all contingent compensation awards for any uncompleted periods under such plan as calculated in the agreement.

        The change in control agreements take precedence over the executives' employment agreements.

        A change in control would occur, among other events, through an acquisition of 40% of the Company's Common Stock by an independent third party, merger or consolidation with another company, acquisition by an independent third party of enough of the Company's stock to replace the existing Board of Directors, or acquisition of all or substantially all of the Company's assets.

TRANSACTIONS WITH RELATED PARTIES

Stockholders Agreement

        The amended and restated stockholders agreement dated June 22, 2000, as amended, by and among DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc. (collectively, the "DLJMB Entities"), DLJ ESC II L.P., DLJ First ESC, L.P., DLJ Investment Partners II, L.P., DLJ Investment Funding II, Inc. and DLJ Investment Partners, L.P. (collectively, the "DLJ Entities"), Magnetite Asset Investors L.L.C., specified trusts, Kevin C. Melia, Robert J. Graham, Julie Kent, some of the Company's other stockholders and the Company, restricts transfers of Common Stock by specified members of senior management prior to the earlier of:

  •
  June 23, 2002, the second anniversary of the initial public offering of Common Stock, and

  •
  the date on which the DLJMB Entities own less than 40% of the Common Stock held by the DLJMB Entities as of January 20, 1995, the date of the execution of the original stockholders agreement.

        Even under the limited circumstances where such transfers of Common Stock are permitted, the transfers are subject to restrictions requiring that each covered member of senior management maintain a specified number of shares of Common Stock. The stockholders' agreement further provides that DLJ Merchant Banking Partners, L.P. has the right to appoint a majority of the members of the Board of Directors for so long as DLJMB Entities own greater than 50% of the outstanding Common Stock. In addition, subject to limitations, the stockholders agreement provides some of the Company's stockholders with demand and piggyback registration rights and contains indemnification provisions relating to registration statements.

        The stockholders agreement also required the Company to pay Credit Suisse First Boston (USA), Inc., formerly Donaldson, Lufkin & Jenrette, Inc., an annual management fee equal to $200,000 plus expenses until January 20, 2000.

Interests of Donaldson, Lufkin & Jenrette, Inc. and its Affiliates

        The DLJ Entities, Donaldson, Lufkin & Jenrette Securities Corporation and DLJ Capital Funding, Inc. are affiliates of Credit Suisse First Boston (USA), Inc. formerly Donaldson, Lufkin & Jenrette, Inc., which was acquired by Credit Suisse First Boston in November 2000. In addition, Thompson Dean and Karl Wyss formerly served as Managing Directors of DLJ Merchant Banking, Inc. Mr. Dean currently serves as a Managing Director with Credit Suisse First Boston, the successor to DLJ Merchant Banking, Inc. Mr. Wyss, since December 31, 2000, is no longer employed by Credit Suisse First Boston. Both of these individuals are members of the Board of Directors. DLJ Capital Funding, Inc. acted as syndication agent and lender under the Company's then current bank credit facility, for which it received its pro rata share of any repayment of amounts outstanding under that bank credit facility from the proceeds of its initial public offering. In addition, Donaldson, Lufkin & Jenrette Securities Corporation acted as arranger under that bank credit facility, for which it received customary fees and expenses, and acted as lead underwriter in the Company's initial public offering. DLJ Capital Funding, Inc. serves as syndication agent and DLJ Capital Funding, Inc. serves as Lead Arranger for the Company's current credit agreement. Immediately prior to March 14, 2002, Credit Suisse First Boston owned approximately 50.06% of the Company's outstanding Common Stock, which included warrants for 167,046 shares. On March 14, 2002, the Company sold 300,000 shares of 5.25% Convertible Preferred Stock, representing 2,331,003 shares of the Company Common Stock, and Warrants to purchase 582,751 shares of Company Common Stock to CSFB and certain of its affiliates in a private placement offering pursuant to Regulation D promulgated under the Securities Act of 1933, as amended. See Proposal Number 5 on page 15 of this Proxy Statement. In connection with this investment by CSFB, the Company paid CSFB an advisory fee of 1.446% on the total amount invested in the offering (an aggregate of $600,000). Since 1995, Credit Suisse First Boston (USA), Inc. and its predecessors and affiliates have received fees in the aggregate amount of approximately $12,194,810, which included an annual management fee of $200,000 plus expenses until January 20, 2000, under the stockholders agreement, fees associated with the Company's initial public offering, and fees under the Company's past and current bank credit facilities, including approximately $83,000 in banking-related fees in 2001.

Indemnification Agreements

        The Company has entered into agreements to provide indemnification for its directors and executive officers in addition to the indemnification provided for in its Restated Certificate of Incorporation and By-laws.

Issuance of Warrants

        In November 1999, in connection with the issuance of the senior preferred stock, the Company issued warrants to purchase 1,160,542 shares of its Common Stock to the DLJ Entities purchasing the senior preferred stock, of which 222,730 were immediately exercisable and 937,812 were placed into escrow. These warrants have an exercise price of $4.80 per share and expire on November 26, 2006. On January 28, 2000, the DLJ Entities sold 500,000 shares of the senior preferred stock and warrants to purchase 290,136 shares of Common Stock, of which 55,683 were immediately exercisable and 234,453 were held in escrow, to Magnetite Asset Investors L.L.C. On November 26, 2000, the warrants held in escrow were returned to the Company and cancelled. In connection with the Company's initial public offering, the exercise price of the warrants beneficially owned by DLJ and its affiliates was adjusted to equal the public offering price of the shares of Common Stock in the public offering and the expiration date was adjusted to be the fifth anniversary of the public offering. The warrants permit cashless exercise and contain anti-dilution protection in the case of a stock split, combination, reclassification or other changes to, or sales or issuances of, the Company's Common Stock, including future issuances of options, warrants or convertible securities. On July 9, 2001 Magnetite Asset Investors, LLC exercised all of the warrants it held and acquired 7,558 shares of Common Stock in a cashless exercise. As of December 31, 2001, warrants covering a total of 167,046 shares held by the DLJ Entities were outstanding, all of which are currently exercisable.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors (the "Committee") is composed of three directors who are independent directors. The Committee regularly reviews and approves all the compensation and benefit programs of the Company, the Chief Executive Officer's compensation and also reviews, in conjunction with the Chief Executive Officer, the proposed compensation of the other executive officers. In seeking to attract, retain and motivate top quality professionals, the Company's compensation philosophy emphasizes performance, includes a significant variable element of compensation, and uses incentives based on the performance of the Company's Common Stock to further align the interests of the Company's executives with those of the Company's stockholders. Compensation is comprised of three elements: (i) base salary, (ii) annual target incentive bonus, and (iii) stock options.

        Base Salary.    The Committee evaluates the responsibilities of the executive officer position together with the executive's experience level and refers to compensation studies of peer group and other industry companies provided by third party consultants in setting base salary. Also considered are the overall financial performance and the individual's performance and contributions to the business.

        Annual Bonuses.    Annual target incentive bonuses, one of the variable components of compensation, are based on achieving both agreed upon individual performance goals and corporate objectives and are established at the beginning of each year. These are consistent with and fully support the Company's overall business plan and strategy. Bonuses are targeted at various levels as a percentage of base salary. For 2001 the corporate financial objective of cash earnings per share ("Cash EPS") was utilized together with certain personal performance goals, or where appropriate, business unit performance measures. Because the Company did not attain 100% of its Cash EPS target, and certain other personal performance goals were not achieved in their entirety, annual bonuses awarded for 2001 were pro-rated in accordance with the provisions of the Company's Cash Incentive Compensation Plan.

        Stock Options.    Stock options are generally granted annually to executives, senior managers and other key employees who contribute to or are deemed to be critical to the Company's success. Options are also used to attract new talent to the Company. As both an incentive and retention device, stock options align an executive's economic interest with that of the Company's stockholders and orient the executive to a more long-term perspective. In determining option awards, the Committee takes into account the duties and responsibilities of the executive, prior performance, the number and size of prior stock option awards and the benchmark stock option award data drawn from market surveys of peer group companies.

        Compensation for the Chairman and CEO.    The Committee has considered compensation levels of CEOs of similar size peer group companies and other industry competitors and evaluated the financial performance of the Company in considering Mr. Melia's overall compensation for 2001. A significant portion of Mr. Melia's overall compensation is in the form of variable incentive award. Because the Company did not obtain 100% of its Cash EPS target and certain of Mr. Melia's personal performance goals were not achieved, Mr. Melia received less than 100% of his target incentive compensation award for 2001. The stock option component of his overall compensation was intended to ensure close alignment of his interests with those of the Company's stockholders.

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its Named Executives. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The Company has structured its option plans in a manner that complies with the performance-based requirements of Section 162(m), and may in the future decide to submit other executive compensation plans for stockholder approval. While the tax impact of compensation is to be considered, it must be evaluated in light of the Compensation Committee philosophy and objectives. Generally, compensation programs will be established which maximize the Company's tax deduction. However, from time to time, the Compensation Committee may award compensation which is not fully deductible if it determines that such an award is consistent with its philosophy and in the best interests of the Company and its stockholders.

                      Compensation Committee
                      William J. Weyand, Chairman
                      John F. Fort, III
                      Dermott O'Flanagan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee is composed of Messrs. Weyand, Fort and O'Flanagan. None of the Company's employees or officers serves on the Compensation Committee. No executive officer of the Company has served as a director or member of the Compensation Committee of any other entity whose executive officers served as a director or member of the Compensation Committee of the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee of the Company's Board of Directors is composed of three members and acts under a written charter first adopted and approved in June 2000 and subsequently amended in March 2001. The members of the Audit Committee are independent directors, as defined by its charter and the rules of the New York Stock Exchange.

        The Audit Committee reviewed the Company's audited financial statements for the fiscal year ended December 31, 2001 and discussed these financial statements with the Company's management. Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted accounting principles and for issuing a report on those financial statements. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with PricewaterhouseCoopers LLP.

        The Company's independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Audit Committee reviewed with the independent auditors their independence from the Company. The Audit Committee also considered whether the independent auditors' provision of certain other, non-audit related services to the Company is compatible with maintaining such auditors' independence.

        Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

By the Audit Committee of the Board of Directors of the Company

Respectfully submitted,

John F. Fort, III
George W. Chamillard
Curtis S. Wozniak

PERFORMANCE GRAPH

        The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock for the period beginning June 23, 2000 (the date the Common Stock commenced public trading) and ending December 31, 2001, with the cumulative total return of the Standard & Poor's Stock Index (the "S&P 500 Index"), and the Printed Circuit Board Index (the "Peer Group Index"). Dividend reinvestment has been assumed. The Performance Graph assumes $100 invested on June 23, 2000 in the Company's Common Stock, the S&P 500 Index and the Peer Group Index.

	6/23/00	12/29/00	12/29/01
MSV	$100	$31.17	$29.41
S&P 500	$100	$91.59	$79.65
Printed Circuit Board	$100	$79.76	$50.02

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file with the SEC and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such reports furnished to the Company, the Company's internal records and certain written representations provided to the Company by such persons, the Company believes, except as described below, that all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent stockholders for the fiscal year beginning January 1, 2001 and ending December 31, 2001 were satisfied in a timely manner.

        Mr. Gaynor was late filing his Form 3, Initial Statement of Beneficial Ownership, following his appointment as an officer of the Company.

DATE OF SUBMISSION OF STOCKHOLDER PROPOSALS

        In order for proposals submitted to by the stockholders of the Company pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 to be included in the Company's proxy statement relating to the 2003 Annual Meeting of the Stockholders, such proposals must be received at the Company's principal executive offices no later than December 17, 2002. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement relating to the 2003 Annual Meeting of Stockholders any stockholder proposal which may be omitted from the Company's proxy materials pursuant to the applicable regulations of the SEC in effect at the time of such proposal is received.

        A stockholder who wishes to nominate a director or make a proposal at an annual meeting of stockholders of the Company—other than one that will be included in the Company's proxy statement pursuant to Rule 14a-8—must provide the Company with written notice of such nomination or proposal, in compliance with the Company's by-laws, not less than 60 nor more than 90 days prior to the anniversary date of the prior year's annual meeting of stockholders; provided that if the annual meeting is advanced by more than 20 days or delayed by more than 60 days from such anniversary date, then such notice must be received by the Company not earlier than the 90th day prior to such annual meeting and not later than the later of the 60th day prior to such annual meeting and the 10th day following the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. For the 2002 Annual Meeting, the deadline for submitting such notices was March 23, 2002.

        The SEC has recently adopted a "householding" rule which it intends to implement for future stockholder communications. This rule permits the Company to deliver a single proxy or information statement to a household, even though two or more stockholders live under the same roof or a stockholder has shares registered in multiple accounts. This rule enables the Company to reduce the expense of printing and mailing associated with proxy statements and reduces the amount of duplicative information you may currently receive. If this rule applies to you and you wish to continue receiving separate proxy materials without participating in the "householding" rule, please check the designated box on the enclosed proxy card. If the Company does not hear from you within 60 days, it will assume that the Company has your implied consent to deliver one set of proxy materials under the new rule. This implied consent will continue for as long as you remain a stockholder of the Company, unless you inform the Company in writing otherwise. If you revoke your consent, the Company will begin sending separate copies within 30 days of the receipt of your revocation.

        Some banks, brokers and other nominee record holders are already "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of either document to you if you call or write the Company at the following address or phone number: Manufacturers' Services Limited, 300 Baker Avenue, Suite 106, Concord, MA 01742 (978-287-5630). If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address and phone number.

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MANUFACTURERS' SERVICES LIMITED 300 BAKER AVENUE CONCORD, MA 01742
MANUFACTURERS' SERVICES LIMITED 300 BAKER AVENUE CONCORD, MA 01742 (978) 287-5630
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 15, 2002
BENEFICIAL OWNERSHIP OF VOTING STOCK
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 PROPOSAL TO AMEND THE COMPANY'S 2000 EQUITY INCENTIVE PLAN, AS AMENDED
PROPOSAL NO. 3 PROPOSAL TO AMEND THE COMPANY'S 2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN, AS AMENDED
PROPOSAL NO. 4 PROPOSAL TO AMEND THE COMPANY'S 2000 EMPLOYEE STOCK PURCHSE PLAN, AS AMENDED
PROPOSAL NO. 5 APPROVAL OF THE RIGHT OF AFFILIATES OF CREDIT SUISSE FIRST BOSTON TO CONVERT SHARES OF 5.25% SERIES A PREFERRED STOCK INTO COMMON STOCK AND TO EXERCISE WARRANTS TO PURCHASE COMMON STOCK
PROPOSAL NO. 6 TO APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THE TERMS OF THE SERIES A CONVERTIBLE PREFERRED STOCK TO SATISFY OBLIGATIONS TO PAY DIVIDENDS, TO MAKE PAYMENTS DUE UPON AN OPTIONAL OR MANDATORY CONVERSION OF SUCH PREFERRED STOCK AND TO REDEEM SUCH PREFERRED STOCK.
PROPOSAL NO. 7 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
EXECUTIVE COMPENSATION AND OTHER MATTERS
SUMMARY COMPENSATION TABLE
EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS
TRANSACTIONS WITH RELATED PARTIES
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PERFORMANCE GRAPH
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
DATE OF SUBMISSION OF STOCKHOLDER PROPOSALS